Exhibit 99.1

MicroVision Announces Third Quarter 2011 Results

Highlights include $3.5 million engine order, double-digit revenue growth and third consecutive quarter of lower cash used in operations

REDMOND, Wash.--(BUSINESS WIRE)--October 25, 2011--MicroVision, Inc. (NASDAQ:MVIS), the leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the third quarter of 2011.

MicroVision reported that it is on track to meet its three primary objectives for 2011. The company has been advancing the development of its next-generation high-definition (HD) PicoP display engine, and is on target to moderately increase revenue and reduce cash used in operations by approximately 40% from last year.

"We believe the successful execution of our business strategy to date has increased our opportunities for 2012, and we are excited about what the future holds,” stated Alexander Tokman, president and CEO of MicroVision.

Highlights included:

Next-Generation HD PicoP Engine Development

  The third quarter was characterized by continued progress in the development of the next-generation HD PicoP display engine, including activities with Pioneer Corporation on the new light source module based on direct green, blue and red laser diodes as well as other key engine subsystems. The new HD PicoP display engine platform is expected to have high performance, even smaller size, lower power and an attractive price to accommodate high volume consumer and automotive product requirements. The HD PicoP engine is planned for release in the first half of 2012 to OEMs for integration into their products.
  Early samples of the new HD PicoP engine have been built using direct green laser samples from three different manufacturers. One such sample was demonstrated earlier this month in a prototype of Pioneer’s aftermarket automotive head-up display (HUD) at CEATEC Japan 2011. Pioneer has announced plans to introduce its PicoP-based HUD product in the first half of 2012.

Product revenue

  Grew revenue by 41 percent compared to the same quarter a year ago. The company fulfilled several customer orders, including initial orders of PicoP display engines to ESPlus Company Ltd., a Korean consumer electronics manufacturer. ESPlus integrated these engines into its PicoP-enabled media player released at the Korea Electronics Show earlier this month.
  Received a $3.5 million follow-on order from ESPlus for current PicoP engines, targeted for delivery during the fourth quarter of 2011.
  Added Intel as a new partner to distribute MicroVision’s products to Intel’s broad base of premier channel partners, focusing on the unique benefits of the SHOWWX+ laser pico projectors for small to mid-size business and education applications.

Operating Cash Reduction

  Reduced cash used in operations to $6.3 million in the third quarter of 2011, a 51 percent reduction from the same quarter a year ago and a 15 percent reduction from the second quarter of 2011. The company reduced cash requirements each quarter this year, and is on target to reduce cash used in operations for the year by approximately 40 percent compared to 2010.

Other Notable Advancements

  Demonstrated a 3D PicoP prototype projector that uses a mixed-polarization approach to create a focus-free immersive 3D experience using less expensive passive 3D glasses. Because of the simplicity of the PicoP design, adding 3D does not increase size or require more power and adds only minimal cost to the overall solution. 3D capability is expected to be added as another feature to future OEM products utilizing MicroVision’s HD PicoP display engine.
  MicroVision was again recognized for a Top 50 IP portfolio by the Patent Board, in association with The Wall Street Journal, ranking in the top 50 for the third consecutive year among all global electronics companies. The Patent Board has developed more than 50 indicators that track global patent activity relating to companies’ innovation, technology and science strengths.

Financial Results

The following financial results are for three and nine months ended September 30, 2011, compared to the same periods one year earlier.

  Revenue grew by 41 percent to $1.8 million for the third quarter of 2011, compared to $1.3 million for the third quarter of 2010, and was $4.1 million for the first nine months of 2011, which was approximately equal to the first nine months of 2010. Backlog was $5.1 million as of September 30, 2011, including the $3.5 million ESPlus follow-on order. MicroVision continues to expect a moderate increase in revenue for 2011, compared to 2010.
  Operating loss decreased to $7.8 million for the third quarter of 2011, compared to $12.3 million for the same quarter a year ago, and $26.1 million for the first nine months of 2011, compared to $32.9 million for the first nine months of 2010.
  Net loss was $7.8 million, or $0.07 per share for the third quarter of 2011, compared to $11.9 million, or $0.13 per share for the same quarter a year ago. Net loss was $26.0 million, or $0.25 per share for the first nine months of 2011, compared to $32.0 million, or $0.36 per share for the first nine months of 2010.

For the nine months ended September 30, 2011, cash used in operations declined to $21.8 million compared to $35.0 million for the same period in 2010, reflecting a 38 percent decrease from the first nine months of 2010.

As of September 30, 2011, cash and cash equivalents were $9.4 million, which included $6.3 million raised during the third quarter of 2011 through the company’s equity financing facilities.

Conference Call

The company will host a conference call today to discuss its third quarter 2011 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 866-804-6924 (for U.S. participants) or 857-350-1670 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 82664705. A live webcast can be accessed from the company's web site at www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About MicroVision

MicroVision provides the PicoP display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources that create vivid images with high contrast and brightness. For more information, visit us on:

Website: microvision.com

Blog: microvision.com/displayground

Twitter: twitter.com/microvision

Facebook: facebook.com/MicrovisionInc

YouTube: youtube.com/mvisvideo

MicroVision, SHOWWX, SHOWWX+ and PicoP are trademarks of MicroVision Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future operations, third party contracts, product releases, integration of PicoHUD technology into production car models or HUD products, future product development and operating results and those using words such as “anticipate,” “intend,” “expect,” “target” and “plan” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010

Assets
Current Assets
Cash and cash equivalents	$9,369	$19,413
Investment securities, available-for-sale	8	13
Accounts receivable, net of allowances	877	1,116
Costs and estimated earnings in excess of billings on uncompleted contracts	257	137
Inventory	4,443	6,075
Current restricted investments	-	306
Other current assets	1,120	564
Total current assets	16,074	27,624

Property and equipment, net	2,736	4,169
Restricted investments	1,019	1,189
Intangible assets	2,094	2,233
Other assets	30	18
Total assets	$21,953	$35,233

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$6,301	$7,665
Accrued liabilities	4,432	4,135
Billings in excess of costs and estimated earnings on uncompleted contracts	50	81
Current portion of capital lease obligations	40	40
Current portion of long-term debt	91	85
Total current liabilities	10,914	12,006

Capital lease obligations, net of current portion	84	114
Long-term debt, net of current portion	91	159
Deferred rent, net of current portion	253	697
Other long-term liabilities	-	424
Total liabilities	11,342	13,400

Commitments and contingencies

Shareholders' Equity
Common stock at par value	118	102
Additional paid-in capital	415,560	400,791
Accumulated other comprehensive loss	(35)	(30)
Accumulated deficit	(405,032)	(379,030)
Total shareholders' equity	10,611	21,833
Total liabilities and shareholders' equity	$21,953	$35,233

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2011	2010	2011	2010

Contract revenue	$314	$221	$798	$592
Product revenue	1,525	1,080	3,315	3,465
Total revenue	1,839	1,301	4,113	4,057

Cost of contract revenue	237	53	931	202
Cost of product revenue	2,483	4,059	7,708	8,555
Total cost of revenue	2,720	4,112	8,639	8,757

Gross margin	(881)	(2,811)	(4,526)	(4,700)

Research and development expense	3,641	5,920	11,446	16,961
Sales, marketing, general and administrative expense	3,306	3,555	10,182	11,260
Gain on disposal of fixed assets	(4)	-	(11)	-
Total operating expenses	6,943	9,475	21,617	28,221

Loss from operations	(7,824)	(12,286)	(26,143)	(32,921)

Interest income	9	15	36	94
Interest expense	(9)	(15)	(34)	(48)
Gain on derivative instruments, net	-	446	-	875
Other income (expense)	34	(10)	139	(40)

Net loss	$(7,790)	$(11,850)	$(26,002)	$(32,040)

Net loss per share - basic and diluted	$(0.07)	$(0.13)	$(0.25)	$(0.36)

Weighted-average shares outstanding - basic and diluted	109,238	89,376	106,061	88,948

CONTACT:
MicroVision, Inc.
(investors)
Tiffany Bradford, 425-882-6629
tiffany_bradford@microvision.com
or
Edelman
(media/PR)
Callie Snyder, 503-471-6816
callie.snyder@edelman.com